Master Focus Growth LLC (the "Registrant")

77Q1(e):

Copies of any new or amended Registrant investment advisory contracts

Attached please find as an exhibit to sub-item 77Q1(e) of Form
N-SAR, a copy of Amendment No. 2 to the Investment Management
Agreement between BlackRock Advisors, LLC and the Registrant.


Exhibit 77Q1(e)

Amendment No. 2 to the Investment Management Agreement
This Amendment No. 2 to the Investment Management Agreement dated as of October 5, 2017 (the "Amendment") is entered into by and between Master Focus Growth LLC (formerly Master Focus Twenty Trust), a Delaware limited liability company (the "Master LLC"), and BlackRock Advisors, LLC, a Delaware limited liability company (the "Advisor").

WHEREAS, the Master LLC and the Advisor have entered into an Investment Management Agreement dated September 29, 2006, and amended June 1, 2011 (the "Management Agreement") pursuant to which the Advisor agreed to act as investment advisor to the Master LLC; and

WHEREAS, the Management Agreement provides that the Master LLC will pay to the Advisor a monthly fee in arrears at an annual rate equal to the amount set forth in Schedule A thereto; and

WHEREAS, the Management Agreement provides that the Management Agreement may be amended by the parties to the Management Agreement only if the amendment is specifically approved by a vote of the Board of Directors of the Master LLC, including a majority of those Directors who are not parties to the Management Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval, and, where required by the Investment Company Act of 1940, by a vote of a majority of the outstanding voting securities of the Master LLC; and

WHEREAS, the Board of Directors, including a majority of those Directors who are not interested persons of the Master LLC, specifically approved this Amendment at an in-person meeting held on September 13, 2017;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:


1. Schedule A of the Management Agreement is hereby amended as set forth on the Schedule A attached hereto with respect to the Master LLC.


2. Except as otherwise set forth herein, the terms and conditions of the Management Agreement shall remain in full force and effect.


IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Management Agreement to be executed by their officers designated below as of the day and year first above written.



MASTER FOCUS GROWTH LLC

By: 	/s/ John Perlowski
Name: 	John Perlowski
Title: 	President and Chief Executive Officer


BLACKROCK ADVISORS, LLC

By: 	/s/ Neal J. Andrews
Name: 	Neal J. Andrews
Title:  Managing Director



Schedule A

Investment Advisory Fee

0.50% of the average daily Net Assets of the Master LLC not exceeding $5 billion and 0.45% of the average daily Net Assets of the Master LLC exceeding $5 billion.